SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 16, 2003

                                    MFB CORP.

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

                               0-23374 35-1907258
           (Commission File Number) (IRS Employer Identification No.)

                             121 South Church Street
                                                             P.O. Box 528
                            Mishawaka, Indiana 46544
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (574) 255-3146

Item 7.           Financial Statements and Exhibits.

         (c)      Exhibits

                  99.1     Press Release dated July 16, 2003.

Item 9.           Regulation FD Disclosure.

         Information Provided Under Item 12 of Form 8-K.

MFB Corp., an Indiana corporation ("Registrant"), issued a press release which was publicly disseminated on July 16, 2003 announcing its results of operations for the quarter ended June 30, 2003. A copy of the press release is furnished herewith as Exhibit 99.1. Pursuant to General Instruction B.6 of Form 8-K, this exhibit is not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, but is instead furnished as required by that instruction. Further, pursuant to SEC Release No. 34-47583, Registrant is including the foregoing Item 12 information under Item 9 because Item 12 has not yet been added to the EDGAR system.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          /s/ Thomas J Flournoy
                                 Thomas J. Flournoy, Chief Financial Officer





Dated: July 16, 2003

July 16, 2003                                         Contact: Charles J.Viater
                                                                President/CEO



                   MFB Corp. ANNOUNCES THIRD QUARTER EARNINGS
                       AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial, reported today that consolidated net income was $61,000, or $0.05 diluted earnings per share, for the three months ended June 30, 2003 compared to a net loss of ($1,197,000), or ($0.90) diluted earnings per share, for the three months ended June 30, 2002. MFB Corp.'s consolidated net income for the nine months ended June 30, 2003 was $1,292,000, or $0.97 diluted earnings per share, compared to $73,000, or $0.05 diluted earnings per share, for the same period last year.

         Net income for the third quarter this year was impacted by a $704,000 ($425,000 net of tax) non-cash impairment charge related to the decline in the market value of servicing rights associated with MFB Financial's $161 million mortgage loan servicing portfolio. Record low interest rate levels have significantly reduced the value of mortgage servicing portfolios throughout the mortgage banking industry. Net income for the third quarter ended June 30, 2003 would have been $486,000, or $0.37 diluted earning per share, without the impairment charge. As previously reported, net income for the third quarter last year was adversely affected by three significant charges discussed below.

            Charles Viater, President and CEO, stated that "Despite the effects the low interest rate environment has had on our interest margins and valuation of our mortgage servicing rights, we have positioned ourselves for improved earnings by increasing the level of revenues in our fee based services and reducing critical costs such as data processing and federal and state tax expense."

                   In addition, Mr. Viater announced today that the Board of Directors has declared a cash dividend of $0.11 per share of Common Stock for the quarter ended June 30, 2003, a 4.8% increase over the dividend for the same quarter last year. The dividend is payable on August 12, 2003 to holders of record on July 29, 2003.

            MFB Corp.'s net interest income before provision for loan losses for the three- month period ending
 June 30, 2003 totaled $2.5 million compared to $3.0 million for the same period last year. For the nine-month period ending June 30, 2003, net interest income totaled $7.8 million compared to $8.9 million for the same period last year. These reductions were the result of greater sensitivity to interest rate declines of MFB Corp.'s interest earning assets over its interest bearing liabilities.

                   The provision for loan losses for the third quarter ending June 30, 2003 was $110,000 compared to $2.2 million for the third quarter last year. For the nine months ending June 30, 2003, the provision for loan losses was $1.0 million compared to $2.9 million for the same period last year. The provision is based on several factors including the current economic environment, current and past delinquency trends, change in the character and mix of the loan portfolio, adequacy of collateral on loans and historical and estimated loan charge offs. The significantly higher provision last year for the three and nine months ending June 30, 2002 was primarily due to a $750,000 charge on one specific commercial loan and a $770,000 non-cash charge to the loan loss provision as a result of increasing loss allocations on specific classified loans.

            Other non-interest income (excluding gains and losses on securities and the mortgage servicing impairment charge) has nearly doubled from the third quarter last year to the third quarter this year, increasing from $578,000 to $1.1 million. Other non-interest income has increased from $2.2 million for the nine months ended June 30, 2002 to $3.8 million for the nine months ended June 30, 2003. Significant growth occurred in deposit fees, trust fees, gains on sales of mortgage loans and other fee income for both the three and nine month periods. During the third quarter of last year, MFB Corp. recorded an $830,000 charge on the decline in value of a $1.0 million WorldCom, Inc. corporate investment.

                   Non-interest expense increased from $2.6 million for the third quarter last year to $3.0 million for the third quarter this year primarily due to increases in salaries and employee benefits, occupancy and equipment, and other expense. For the year, non-interest expense has increased 12.1% over last year due to increases in salaries and employee benefits and other expense. Income tax expense has increased from last year for both the three and the nine-month periods ended June 30, 2003 due to the tax effect of the significant charges taken during the third quarter last year. However, MFB Corp.'s effective federal and state tax rates have declined from last year due to increased non-taxable income.

            MFB Corp.'s total assets of $426.3 million as of June 30, 2003 have increased 1.8% over the $418.9 million at June 30, 2002. Total loans at June 30, 2003 of $320.0 million were up slightly over the $317.6 million last year. Due to an increased volume of mortgage loan sales into the secondary market, mortgage loans declined from $156.2 million at June 30, 2002 to $137.4 million at June 30, 2003. Commercial loans increased from $135.5 million last year to $154.6 million this year. Investment securities decreased from $60.7 million at June 30, 2002 to $50.7 million at June 30, 2003.

            Total deposits increased from $255.7 million last year to $284.6 million this year. Significant increases have occurred in both demand and savings deposits. Federal Home Loan Bank advances decreased from $119.2 million last year to $103.8 million this year.

             Total shareholders' equity decreased from $33.3 million at June 30, 2002 to $32.7 million at June 30, 2003. An increase in the repurchase of the company's stock and reduction in value of the company's securities available for sale, offset by the year to date net income, was the primary reason for the decline. MFB Corp.'s equity to asset ratio was 7.68% at June 30, 2003 compared to 7.95% last year. The book value of MFB Corp. stock increased from $25.12 at June 30, 2002 to $25.83 at June 30, 2003.

             MFB Corp.'s allowance for loan losses at June 30, 2003 increased to 1.79% of loans compared to 1.53% at June 30, 2002. The ratio of non-performing assets to loans was 1.33% at June 30, 2003 compared to 1.42% at June 30, 2002. For the nine months ending June 30, 2003, net charge offs were $440,000 compared to $2.7 million for the same period last year.

             MFB Corp.'s wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties.

            The forgoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, changes in the value of the Company's mortgage servicing rights, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. MFB Corp. does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                     MFB CORP. AND SUBSIDIARY
                              Consolidated Balance Sheets (Un-audited)
                                    June 30, 2003 and June 30, 2002
                            (in thousands, except share information)

                                                                                               June 30,             June 30,
                                                                                                 2003                2002
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                         $ 11,374            $ 18,228
Interest-bearing deposits in other financial institutions - short term                             20,947               4,018
                                                                                              -----------          ----------
      Total cash and cash equivalents                                                              32,321              22,246

Interest-bearing time deposits in other financial institutions                                      1,000               1,000
Securities available-for-sale                                                                      50,711              60,717
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,391               6,308
Loans held for sale, net unrealized losses
    of $-0- at 06/30/03 and $-0- at 06/30/02                                                        1,586               1,367

Loans receivable                                                                                  319,973             317,602
       Less: allowance for loan losses                                                             (5,713)             (4,859)
                                                                                               -----------             -------
          Loans receivable, net                                                                   314,260             312,743
                                                                                                -----------           ---------

Accrued interest receivable                                                                         1,649               1,847
Premises and equipment, net                                                                         6,070               4,834
Mortgage servicing rights, net
    of $2,308 - 06/30/03 and $465 - 06/30/02                                                          907               1,458
Investment in limited partnership                                                                   2,603               2,748
Cash Surrender Value of Life Insurance                                                              5,149                   -
Other assets                                                                                        3,697               3,647

Total Assets                                                                                     $426,344            $418,915
                                                                                                 ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Non-interest-bearing demand deposits                                                 $ 26,227            $ 17,406
             Savings, NOW and MMDA deposits                                                       101,820              84,248
             Other time deposits                                                                  156,590             154,009
                                                                                                  -------             -------
                Total deposits                                                                    284,637             255,663
                                                                                                  -------             -------
      Securities sold under agreements to repurchase                                                    -               8,781
      Federal Home Loan Bank advances                                                             103,790             119,215
      Loans from Correspondent Banks                                                                  300                   -
      Advances from borrowers for taxes and insurance                                                 661                 805
       Accrued expenses and other liabilities                                                       4,211               1,143
                                                                                                ---------             -------
          Total Liabilities                                                                       393,599             385,607
Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 06/30/03 and 06/30/02
       shares outstanding: 1,267,610 - 06/30/03, 1,325,839- 06/30/02                               12,766              12,940
         Retained earnings substantially restricted                                                30,055              28,747
      Accumulated other comprehensive income (loss),
          net of tax of $(133) - 06/30/03 and $(88) - 06/30/02                                       (764)               (369)
      Treasury Stock, 421,807 common shares - 06/30/03
        363,578 common shares - 06/30/02, at cost                                                  (9,312)             (8,010)
                                                                                                   --------            -------
     Total shareholders' equity                                                                    32,745              33,308
                                                                                                 -----------          -------
       Total Liabilities and Shareholders' Equity                                                $426,344            $418,915
                                                                                                 ========            ========



                                      MFB CORP. AND SUBSIDIARY
                         Consolidated Statements of Income (Unaudited)
                       Three and Nine Months Ended June 30, 2003 and 2002
                            (in thousands, except per share information)


                                                       Three Month Ended                  Nine Months Ended
                                                          June 30                               June 30
                                                      2003              2002            2003              2002

Total interest income                                 $5,587           $6,365           $17,193          $19,424

Total interest expense                                 3,065            3,332             9,436           10,490
                                                       -----            -----               ---           ------

Net interest income                                    2,522            3,033             7,757           8,934

Provision for loan losses                                110            2,235             1,010           2,919
                                                      ------         --------             -----           -------

Net interest income after provision for loan losses    2,412              798             6,747            6,015

Other non-interest income                               1115              578             3,831            2,198
Mortgage servicing impairment charge                    (704)               -              (704)             -
Gain (losses) on securities                               -              (831)               40             (831)
                                                     ---------         -------           ------          ---------
Total non-interest income                                411            (253)             3,167            1,367

Total non-interest expense                             2,975            2,602             8,436            7,526
                                                       -----            -----             -----            -----

Income (loss)  before income taxes                     (152)          (2,057)             1,478            (144)

Income tax expense (benefit)                           (213)            (860)               186            (217)

      Net Income                                       $  61        $ (1,197)           $ 1,292             $ 73
                                                       =====        =========           =======             ====



Basic Earnings (Loss) per common share                $  .05         $   (.90)          $ 1.00             $  .05


Diluted Earnings (Loss) per common share              $  .05         $   (.90)          $ .97             $   .05
